EXHIBIT 99.1

Flushing Financial Corporation to Present at the Sixteenth Annual Keefe, Bruyette & Woods 2015 Community Bank Investor Conference

UNIONDALE, N.Y., July 24, 2015 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced that John R. Buran, the Company's President and Chief Executive Officer and David Fry, the Company's Senior Executive Vice President and Chief Financial Officer, will be participating in the Sixteenth Annual Keefe, Bruyette & Woods 2015 Community Bank Investor Conference on Wednesday, July 29, 2015.

WHO	Flushing Financial Corporation, with $5.3 billion in consolidated assets, is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 18 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.
WHAT	Presentation at the Sixteenth Annual Keefe, Bruyette & Woods 2015 Community Bank Investor Conference.
WHERE/WHEN	Presentation in New York, New York on Wednesday, July 29, 2015 at 1:30 pm (Local Time).
PRESENTATION	The presentation will focus on the Company's performance and its strategic operating objectives. The presentation will be available on the Company's website, www.flushingbank.com, on July 29, 2015. The webcast of the presentation will be available through a link on the Company's website. The Company's webcast will also be accessible via http://wsw.com/webcast/kbw29/ffic
Investors who wish to view the Company's webcast will need to register at the above website prior to the presentation.
RECENT NEWS	• June 16, 2015 – Flushing Financial Corporation Announces Authorization of Stock Repurchase Program.
• May 21, 2015 – Flushing Financial Corporation Declares Quarterly Dividend of $0.16 Per Share.
• April 28, 2015 – Flushing Financial Corporation Reports First Quarter 2015 Results Record Net Loan Growth Annualized 19.9%: Non-Accrual Loans Declined 7.1%.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingbank.com.

CONTACT: David Fry
         Senior Executive Vice President
         and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400